UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 13, 2018

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	001-35577	75-2640529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Throckmorton Street, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 817-761-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

As previously announced, on August 14, 2018, KMG Chemicals, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cabot Microelectronics Corporation, a Delaware corporation (“Cabot Microelectronics”), and Cobalt Merger Sub Corporation, a Texas corporation and wholly owned subsidiary of Cabot Microelectronics (“Merger Sub”). The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger as a wholly owned subsidiary of Cabot Microelectronics.

Retention Awards

In connection with the Merger Agreement, on November 13, 2018, based upon the recommendation of the Compensation & Development Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), the KMG Chemicals, Inc. Key Employee Retention Bonus Plan (the “Retention Plan”) was adopted on behalf of the Board, pursuant to which the Company may grant cash retention bonus awards to its executive officers and employees.

Upon recommendation of the Compensation Committee, the Board approved the grant of retention awards under the Retention Plan to its executive officers in the following amounts: $7,500,000 to Christopher T. Fraser, $750,000 to Ernest C. Kremling II, $1,200,000 to Roger C. Jackson, $1,500,000 to Marvin Green and $1,200,000 to Jeffrey S. Handelman. The Company has entered into award letter agreements with Mr. Fraser, Mr. Kremling, Mr. Jackson, Mr. Green and Mr. Handelman (the “Award Letter Agreements”) to document certain terms and conditions of the awards, as summarized below.

Upon consummation of the Merger, 50% of the retention award will be paid to the executive officer within three business days following the date of consummation. The remaining 50% of the retention award will be paid to the executive officer within ten business days of the date that is twelve months following consummation of the Merger, provided that the executive officer is still in employment on such date. If an executive officer’s employment is terminated involuntarily not for cause, voluntarily by the executive officer for good reason, or due to death or disability, in each case, prior to the date that is twelve months following consummation of the merger, the unpaid portion of the retention award will be paid upon termination of employment.

In connection with the retention award grant, each of Messrs. Fraser and Handelman has entered into an agreement with the Company to extend their existing non-competition restrictions by an additional eighteen (18) months. Additionally, Messrs. Green and Gonser have entered into agreements with the Company which provide for non-competition restrictions for a period of one year (for Mr. Gonser) and two years (for Mr. Green) following termination of employment.

The foregoing description of the Retention Plan and the Award Letter Agreements is not complete and is subject to and qualified in its entirety by reference to the Retention Plan and form of Award Letter Agreement, copies of which are filed with this report as Exhibits 10.1 and 10.2 and the terms of which are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1	KMG Chemicals, Inc. Key Employee Retention Bonus Plan.

Exhibit 10.2	Form of Retention Bonus Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ Roger C. Jackson	Date: November 14, 2018
Roger C. Jackson
Vice President, General Counsel and Secretary